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                                                                     EXHIBIT 5.1

                         WINSTEAD SECHREST & MINICK P.C.
                             5400 Renaissance Tower
                                 1201 Elm Street
                               Dallas, Texas 75270
                                 (214) 745-5400



                                  May 15, 2003


Tandy Brands Accessories, Inc.
690 East Lamar Boulevard, Suite 200
Arlington, Texas  76011

Gentlemen:

         Tandy Brands Accessories, Inc., a Delaware corporation (the "Company"), is today transmitting for filing with the Securities and Exchange Commission (the "Commission") a Form S-8 Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of 300,000 additional shares (the "Shares") of common stock, $1.00 par value per share (the "Common Stock"), of the Company which may be issued pursuant to the Tandy Brands Accessories, Inc. Stock Purchase Program, as amended and restated effective October 18, 1991 (the "Plan").

         In rendering the opinion expressed herein, we have examined the following:

         (i)      the Plan and all amendments thereto;

         (ii) the Certificate of Incorporation of the Company and all amendments thereto;

         (iii)    the Bylaws of the Company and all amendments thereto;

         (iv) minutes of meetings or unanimous consents in lieu of meetings of the Company's board of directors (the "Board of Directors") and stockholders; and

         (v) such other corporate records and documents, certificates of corporate and public officials and statutes as we have deemed necessary for the purposes of this opinion.

         In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies thereof, and the authenticity of the originals of such photostatic, certified or conformed




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copies. We have assumed compliance both in the past and in the future with the terms of the Plan by the Company and its employees, officers, Board of Directors and any committee and/or trustee appointed to administer the Plan.

         The opinions expressed herein are limited in all respects to the substantive law of the State of Texas; the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws; and the federal laws of the United States, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

         Based upon the foregoing and in reliance thereon, we are of the opinion that the Shares, when distributed pursuant to and in accordance with the terms of the Plan will be validly issued, fully paid and nonassessable shares of Common Stock.

         This firm consents to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                            Very truly yours,

                                            /s/  Winstead Sechrest & Minick P.C.

                                            WINSTEAD SECHREST & MINICK P.C.